SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

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LANGUAGE ACCESS NETWORK, INC.
(Name of Registrant as Specified in its Charter)

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LANGUAGE ACCESS NETWORK, INC.
111 W. Rich Street, Suite 150, Columbus, Ohio 43215
July 18, 2008
____________________________________________________________________________________

Notice of Written Consent of Shareholders in Lieu of
Special Meeting of Shareholders
____________________________________________________________________________________

Dear Stockholder:

On July 6, 2008, our Board of Directors unanimously approved, subject to stockholder approval, a grant of authority to our Board of Directors to reverse split our outstanding capital stock for a total ratio of up to 200 to 1, as determined at a later date in the discretion of the Board of Directors. On July 7, 2008, holders of a majority of the outstanding shares of voting capital stock executed a written stockholder consent approving the action of the Board of Directors.

Pursuant to the provisions of the General Corporation Law of Nevada and our Articles of Incorporation, the holders of at least a majority of the outstanding shares of common stock are permitted to approve the amendment by written consent in lieu of a meeting, provided that prompt notice of such action is given to the other shareholders of our company. This written consent assures that the amendment will occur without your vote. Pursuant to the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an information statement must be sent to our holders of common stock who do not sign the written consent at least twenty (20) days prior to the effective date of the action. This notice, which is being sent to all holders of common stock of record on July 18, 2008, is intended to serve as such notice under Nevada law and as the information statement required by the Exchange Act.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Eric Schmidt
Eric Schmidt
President, Chief Executive Officer, and Director

LANGUAGE ACCESS NETWORK, INC.
111 W. Rich Street, Suite 150, Columbus, Ohio 43215
July 18, 2008

INFORMATION STATEMENT

This information statement is being furnished to our holders of common stock in connection with our prior receipt of approval by written consent of the holders of a majority of our common stock of a proposal to grant authority to our Board of Directors to reverse split our outstanding common stock at a ratio of up to 200 to 1, as determined at a later date in the discretion of the Board of Directors. Accordingly, all necessary corporate approvals in connection with the matter referred to herein have been obtained and this information statement is furnished solely for the purpose of informing our holders of common stock, in the manner required under the Exchange Act, of the corporate action before it takes effect.

The mailing of this information statement is first being mailed to holders of common stock on or about July 18, 2008. Under applicable federal securities laws, the authority to conduct a reverse stock split cannot be effected until at least 20 days after this information statement is sent or given to our holders of common stock. We will pay the expenses of furnishing this information statement, including the cost of preparing, assembling and mailing this information statement.  We may use our transfer agent to assist us in this endeavor.

Action By Written Consent, Record Date, Outstanding Shares and Required Vote

Pursuant to the provisions of the General Corporation Law of Nevada and our Articles of Incorporation, the holders of at least a majority of the outstanding common stock are permitted to approve the reverse stock split by written consent in lieu of a meeting, provided that prompt notice of such action is given to the other shareholders of our company.

Our Board of Directors fixed the close of business on July 7, 2008 as the record date for the determination of holders of common stock entitled to receive notice of the reverse stock split by written stockholder consent. As of the record date, we had 98,798,333 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote per share. The affirmative vote of a majority of the outstanding shares of common stock was required to approve the grant of authority to our Board of Directors to reverse split our outstanding common stock at a ratio of up to 200 to 1.

Vote Obtained

On July 6, 2008, our Board of Directors adopted resolutions authorizing and approving reverse stock split as described. The Board of Directors directed management to submit the amendment to our stockholders for approval and reserved the right to abandon the amendment at any time prior to the effective date (as defined below).

By written consent in lieu of a meeting, on July 7, 2008, the holders of a majority of the outstanding shares of common stock approved the reverse stock split. The holders of a majority of the outstanding shares of common stock include those listed in the below table:

Holders of Common Stock	Number of Shares Held
Panos Industries, LLC/Edward Panos	78,135,675
Risk Capital Management	4,000,000
Exotic Fruit Co.	980,000
Eric Schmidt	237,185
Total	83,352,860

The shareholders listed in the above table collectively hold 83,352,860 shares of our common stock for 84.4% of the 98,788,333 shares of common stock issued and outstanding, and therefore comprise a majority of our issued and outstanding capital stock. Accordingly, your consent is not required and is not being solicited in connection with this action.

Purpose of Granting Authority to the Board of Directors to Effect a 20/1 Reverse Stock Split

On July 6, 2008, our Board of Directors unanimously approved, subject to stockholder approval, a grant of authority to our Board of Directors to reverse split our outstanding capital stock for a total ratio of up to 200 to 1, as determined at a later date in the discretion of the Board of Directors. On July 7, 2008, holders of a majority of the outstanding shares of voting capital stock executed a written stockholder consent approving the action of the Board of Directors.

Our Board of Directors believes it is in our best interest to implement the reverse stock split.  We have determined that we must seek additional funding in order to proceed with active business operations.  We believe that the overall economy and, thus, the prospect for such an opportunity is presently strong.  While no such funding has been identified as of yet, and while no particular plans, understandings or agreements are in place, we believe that the currently large number of issued and outstanding shares may negatively affect the consummation of any such relationship and that a smaller number of issued an outstanding shares will assist in or attract funding sources on terms that will be most beneficial to us and our stockholders.  As a consequence, on July 6, 2008, the Board passed a resolution and the majority of our shareholders have approved a grant of authority to our Board of Directors to effect a reverse split of our common stock on a basis of one share for every 200 shares presently outstanding.

How the Approval Will Affect Shareholders

The proposed stock split will affect all of our stockholders uniformly and will not affect any stockholders percentage ownership interests in the company, except to the extent that the result of the reverse stock split results in any of our shareholders owning a fractional share. Any fractional shares created by this reverse split will be rounded up to the next whole share. Additionally, if as a result of the reverse split calculations, any shareholder’s holdings is reduced to an ownership of less than one share, or zero, we will round up that fractional share and grant such a shareholder at least one share in the Company, or, at our option, purchase the stockholder’s shares at the bid price existing for our stock on the day prior to the effectiveness of the reverse split. No transaction costs will be assessed on this sale, however, the proceeds will be subject to federal income tax. In addition, fractional shareholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date they receive payment for the cashed-out shares. The payment amount will be paid to the holder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, fractional shareholders will have no further interest in us with respect to the cashed-out shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

If you do not hold sufficient shares of common stock to receive at least one share in the reverse stock split and you want to continue to hold our common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date of the reverse stock split:

1.
purchase a sufficient number of shares of the common stock so that you hold at least an amount of shares of common stock in your account  prior to the reverse stock split that would entitle you to receive at least one share of common stock on a post-reverse stock split basis; or

2.
if applicable, consolidate your accounts so that you hold at least an amount of shares of common stock in one account prior to the reverse stock split that would entitle you to receive at least one share of common stock on a post-reverse stock split basis. Shares held in registered form (that is, shares held by you in your own name in our stock records maintained by our transfer agent) and shares held in “street name" (that is, shares held by you through a bank, broker or other nominee), for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

You should be aware that, under the escheat laws of the various jurisdictions where you reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time of the reverse stock split may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

The principal effect of the reverse stock split will be that the number of shares of the common stock issued and outstanding will be reduced from 98,798,333 shares to approximately 493,991 shares.

Effect on Registered and Beneficial Stockholders

Upon the reverse stock split, we intend to treat stockholders holding common stock in "street name," through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders, holding the common stock in "street name." However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered "Book-entry" shareholder

Our registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold. If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the effective date.

Effect on Registered Certificated Shares

Some of our registered stockholders hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate and executed letter of transmittal you will be issued a new certificate reflecting your post-reverse stock split shares. If you are entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under "Effect on Fractional Shareholders". Shareholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Potential Anti-Takeover Effect

The reverse stock split is not being enacted in response to any effort of which we are aware to accumulate the shares of common stock or obtain control of us. Other than the reverse stock split, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of us.

Description of Common Stock

The Board of Directors has the authority to issue common stock and warrants and/or options for the purchase of common stock, on such terms, and to such purchasers, as it shall determine are in our best interests. Such transactions may have the effect of diluting the position of existing common stock shareholders.

Holders of common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of common stock, including the election of directors. There is no right to cumulate voting in the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of the stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our Articles of Incorporation.

Holders of common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefore. In the event of our liquidation, dissolution or winding up of our affairs, all assets and funds remaining after the payment of all debts and other liabilities, shall be distributed, pro rata, among the holders of the common stock. Holders of common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

Dissenters’ Right of Appraisal

Under the General Corporation Law of Nevada, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Interest of Certain Persons in Matter to Be Acted Upon

None of our officers or directors, nor any of their associates, has a substantial interest, direct or indirect, by security holdings or otherwise, in the reverse stock split.

Estimated Effective Time

We anticipate that reverse stock split will become effective on or about August 7, 2008. However, in no event will the reverse stock split be consummated earlier than that twentieth day after this information statement is sent or given to those persons or entities that held our common stock as of the record date.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REVERSE STOCK SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE REVERSE STOCK SPLIT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our outstanding common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of the outstanding shares of our common stock and by the executive officers and directors as a group. As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class(2)
Executive Officers & Directors:
Common	Eric Schmidt 111 W. Rich Street, Suite 150, Columbus, Ohio 43215	237,185 shares	2.4%
Total of All Directors and Executive Officers:
Common		237,185 shares	2.4%
More Than 5% Beneficial Owners:
Common	Edward Panos 1350 East Flamingo, Las Vegas, NV 89119	96,596,969 shares(1)	82.4%

(1)
Includes 212,600 shares in the name of Edward Panos, 77,723,075 shares in the name of Panos Industries, LLC, 100,000 shares held in the name of his spouse, and 100,000 shares held in the name of his child.  Also includes 18,461,294 shares available upon the conversion of debt and accrued interest owned to Edward Panos.  The conversion of this debt and accrued interest will exceed the 100,000,000 authorized limit of our common stock.

(2)
The percentage shown is based on denominator of 98,798,333 shares of common stock issued and outstanding for the company as of July 7, 2008, plus the particular beneficial owner’s right to acquire common stock exercisable within 60 days.

Other than the shareholders listed above, we know of no other person who is the beneficial owner of more than five percent of our common stock.

Where You Can Find Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this Information Statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to the attention of the Secretary of Language Access Network, Inc., 111 W. Rich Street, Suite 150, Columbus, Ohio 43215, 614 833-9713.

The SEC allows us to "incorporate by reference" into this Information Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Information Statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the closing:

Company Filings	Period
Annual Report on Form 10-KSB	Year ended December 31, 2007
Quarterly Report on Form 10-Q	Quarter Ended March 31, 2008
Current Report on Form 8-K	Filed on June 11, 2008

No persons have been authorized to give any information or to make any representations other than those contained in this Information Statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This Information Statement is dated January 18, 2008. You should not assume that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement to stockholders shall not create any implication to the contrary.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Eric Schmidt
Eric Schmidt
President, Chief Executive Officer, and Director